EXHIBIT 99.1

Shenandoah Telecommunications Company Reports First Quarter 2024 Results

EDINBURG, Va., May 03, 2024 (GLOBE NEWSWIRE) -- Shenandoah Telecommunications Company (“Shentel” or the “Company”) (Nasdaq: SHEN) announced first quarter 2024 financial and operating results.

Tower segment’s financial results will be presented as discontinued operations in the Company’s Consolidated Financial Statements. Under the new organizational and reporting structure, the Company has one reportable segment in continuing operations.

First Quarter 2024 Highlights

  Glo Fiber Markets added approximately 5,000 subscribers and ended the quarter with approximately 47,000 subscribers.
  Glo Fiber passings grew 25,700 to a total of approximately 260,000.
  As previously reported, Shentel completed the initial closing of the sale of substantially all of Shentel’s tower portfolio and operations (“Tower Portfolio”) to Vertical Bridge Holdco, LLC for $309.9 million in cash (the “Tower Transaction”) on March 29, 2024. The Company expects to pay up to $10.0 million in income taxes during the remainder of 2024 as a result of the gain on the sale after utilization of net operating loss carryforwards.
  Revenue grew 3.1% to $69.2 million compared to the first quarter of 2023. Glo Fiber Markets revenue grew 73.0% to $12.1 million.
  Net loss from continuing operations was $4.1 million in the first quarter of 2024 compared with net income from continuing operations of $0.7 million in the first quarter of 2023 due primarily to higher interest expense.
  Net income from discontinued operations was $218.8 million in the first quarter of 2024, compared with net income of $1.3 million in the first quarter of 2023 due primarily to a gain recognized on the sale of the Tower Portfolio.

“We had another record quarter for Glo Fiber net subscriber additions and a strong quarter of Glo Fiber passings released to sales, while also closing a major acquisition, a major divestiture and $356 million in financings.” said President and CEO, Christopher E. French. “We are making good progress on the Horizon integration, and we are well positioned for sustainable organic growth as we complete the integration by early 2025.”

Shentel’s first-quarter earnings conference call will be webcast at 8:30 a.m. ET on Friday, May 3, 2024. The webcast and related materials will be available on Shentel’s Investor Relations website at https://investor.shentel.com/.

First Quarter 2024 Results

  Total Cable Markets and Glo Fiber Markets broadband data Revenue Generating Units (“RGUs”) as of March 31, 2024 were 155,687, representing 12.2% year-over-year growth. Penetration for Cable Markets and Glo Fiber Markets as of March 31, 2024 were 50% and 18%, respectively, compared to 52% and 17%, respectively, as of March 31, 2023. Total Glo Fiber Markets passings grew year-over-year by 94,509 to 259,567.
  Revenue in the first quarter of 2024 grew $2.1 million, or 3.1%, to $69.2 million primarily driven by a $4.7 million, or 9.1%, increase in Residential & Small and Medium Business (“SMB”) revenue, partially offset by a $2.3 million, or 19.8%, decrease in Commercial Fiber revenue. Glo Fiber Markets was the driver of the Residential & SMB revenue growth due to a 62.3% increase in broadband data RGUs and a 9.7% increase in broadband data Average Revenue per User (“ARPU”). Commercial Fiber revenue decreased as expected due to the previously guided decline in T-Mobile revenue from prior period backhaul circuit disconnects as part of decommissioning the former Sprint network.
  Cost of services for the three months ended March 31, 2024, increased approximately $0.6 million, or 2.2%, compared with the three months ended March 31, 2023, primarily driven by a 17% increase in average cost per video RGU as a result of annual programming cost increases and higher line costs from expanding our Glo Fiber network into new markets.
  Selling, general and administrative expense for the three months ended March 31, 2024, increased $2.4 million, or 9.3%, compared with the three months ended March 31, 2023, primarily driven by higher advertising costs associated with the Company’s expansion of Glo Fiber, higher bad debt charges from macro economic conditions and higher payroll and stock compensation expenses.
  Adjusted EBITDA of $19.3 million in the first quarter of 2024 was consistent with consolidated Adjusted EBITDA in the first quarter of 2023.
  Depreciation and amortization increased $2.2 million, or 14.2%, compared with the three months ended March 31, 2023, primarily driven by the Company’s expansion of its Glo Fiber network.

Other Information

  Capital expenditures were $70.1 million for the three months ended March 31, 2024 compared with $67.5 million in the comparable 2023 period. The $2.6 million increase in capital expenditures was primarily driven by inventory timing and DOCSIS upgrades in Cable Markets and Glo Fiber and government-subsidized market expansion.
  On April 1, 2024, Shentel completed its previously announced acquisition of Horizon Acquisition Parent LLC (“Horizon”) for $385 million including $305 million in cash and issuing 4,100,375 shares of Shentel’s common stock to a selling shareholder of Horizon (“Horizon Transaction”). Horizon is a leading commercial fiber provider in Ohio and adjacent states. Shentel funded the cash portion of the acquisition with a combination of existing cash resources, proceeds from Tower Transaction, and issuance of $81 million of 7% Participating Exchangeable Perpetual Preferred Stock (“Preferred Stock”).
  On April 1, 2024, the Company amended and upsized its credit facility by $275 million to a total of $675 million to provide growth capital to fund its Glo Fiber expansion to approximately 600,000 passings by the end of 2026.
  As of March 31, 2024, our cash and cash equivalents totaled $389.7 million. On a pro forma basis for the Horizon Transaction, issuance of Preferred Stock and credit facility amendment and upsizing, total available liquidity was $484 million including approximately $109 million in cash and cash equivalents, $225 million in delayed draw term loans and $150 million in revolving line of credit. On a pro forma basis for the above transactions, debt, net of the Company’s cash balance, was approximately $190 million.

Earnings Call Webcast

Date: Friday, May 3, 2024
Time: 8:30 A.M. (ET)
Listen via Internet: https://investor.shentel.com/
For Analysts, please register to dial-in at this link.

A replay of the call will be available for a limited time on the Investor Relations page of the Company’s website.

About Shenandoah Telecommunications

Shenandoah Telecommunications Company (Shentel) provides residential and commercial broadband services through its high speed, state-of-the-art fiber optic and cable networks to customers in seven contiguous states in the eastern United States. The Company’s services include: broadband internet, video, voice, high-speed Ethernet, dark fiber leasing, and managed network services. The Company owns an extensive regional network with over 15,600 route miles of fiber. For more information, please visit www.shentel.com.

This release contains forward-looking statements about Shentel regarding, among other things, its business strategy, its prospects and its financial position. These statements can be identified by the use of forward-looking terminology such as “believes,” “estimates,” “expects,” “intends,” “may,” “will,” “plans,” “should,” “could,” or “anticipates” or the negative or other variation of these or similar words, or by discussions of strategy or risks and uncertainties. The forward-looking statements are based upon management’s beliefs, assumptions and current expectations and may include comments as to Shentel’s beliefs and expectations as to future events and trends affecting its business that are necessarily subject to uncertainties, many of which are outside Shentel’s control. Although management believes that the expectations reflected in the forward-looking statements are reasonable, forward-looking statements are not, and should not be relied upon as, a guarantee of future performance or results, nor will they necessarily prove to be accurate indications of the times at which such performance or results will be achieved, and actual results may differ materially from those contained in or implied by the forward-looking statements as a result of various factors. A discussion of other factors that may cause actual results to differ from management’s projections, forecasts, estimates and expectations is available in Shentel’s filings with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2023 and our Quarterly Reports on Form 10-Q. Those factors may include, among others, the expected savings and synergies from the Horizon Transaction may not be realized or may take longer or cost more than expected to realize, changes in overall economic conditions including rising inflation, regulatory requirements, changes in technologies, changes in competition, demand for our products and services, availability of labor resources and capital, natural disasters, pandemics and outbreaks of contagious diseases and other adverse public health developments, such as COVID-19, and other conditions. The forward-looking statements included are made only as of the date of the statement. Shentel undertakes no obligation to revise or update such statements to reflect current events or circumstances after the date hereof, or to reflect the occurrence of unanticipated events, except as required by law.

CONTACTS:
          Shenandoah Telecommunications Company
          Jim Volk
          Senior Vice President and Chief Financial Officer
          540-984-5168
          Jim.Volk@emp.shentel.com

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF COMPREHENSIVE INCOME
(in thousands, except per share amounts)	Three Months Ended March 31,
	2024	2023
Service revenue and other	$69,248	$67,165
Operating expenses:
Cost of services exclusive of depreciation and amortization	25,985	25,431
Selling, general and administrative	28,596	26,159
Depreciation and amortization	17,443	15,269
Total operating expenses	72,024	66,859
Operating (loss) income	(2,776)	306
Other (expense) income:
Interest expense	(4,076)	(392)
Other income, net	1,736	1,509
(Loss) income from continuing operations before income taxes	(5,116)	1,423
Income tax (benefit) expense	(1,026)	682
(Loss) income from continuing operations	(4,090)	741
Discontinued operations:
Income from discontinued operations, net of tax	1,981	1,325
Gain on the sale of discontinued operations, net of tax	216,805	—
Total income from discontinued operations, net of tax	218,786	1,325
Net income	214,696	2,066

Other comprehensive income:
Unrealized gain on interest rate hedge, net of tax	1,594	—
Comprehensive income	$216,290	$2,066

Net income per share, basic and diluted:
Basic - (Loss) income from continuing operations	$(0.08)	$0.01
Basic - Income from discontinued operations, net of tax	4.33	0.03
Basic net income per share	$4.25	$0.04

Diluted - (Loss) income from continuing operations	$(0.08)	$0.01
Diluted - Income from discontinued operations, net of tax	4.29	0.03
Diluted net income per share	$4.21	$0.04

Weighted average shares outstanding, basic	50,520	50,291
Weighted average shares outstanding, diluted	51,011	50,512

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands)	March 31, 2024	December 31, 2023
ASSETS
Current assets:
Cash and cash equivalents	$389,735	$139,255
Accounts receivable, net of allowance for credit losses of $1,064 and $886, respectively	18,228	19,782
Income taxes receivable	2,618	4,691
Prepaid expenses and other	15,025	11,782
Current assets held for sale	561	561
Total current assets	426,167	176,071
Investments	13,408	13,198
Property, plant and equipment, net	896,208	850,337
Goodwill and intangible assets, net	81,083	81,123
Operating lease right-of-use assets	14,170	13,024
Deferred charges and other assets	14,886	11,561
Non-current assets held for sale	—	68,915
Total assets	$1,445,922	$1,214,229
LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt, net of unamortized loan fees	$7,879	$7,095
Accounts payable	50,281	53,546
Advanced billings and customer deposits	12,267	12,394
Accrued compensation	7,337	11,749
Current operating lease liabilities	2,266	2,222
Accrued liabilities and other	11,003	7,747
Current liabilities held for sale	—	3,602
Total current liabilities	91,033	98,355
Long-term debt, less current maturities, net of unamortized loan fees	290,716	292,804
Other long-term liabilities:
Deferred income taxes	163,726	85,664
Benefit plan obligations	4,161	3,943
Non-current operating lease liabilities	8,362	7,185
Other liabilities	16,281	16,912
Non-current liabilities held for sale	—	56,696
Total other long-term liabilities	192,530	170,400
Commitments and contingencies (Note 13)
Shareholders’ equity:
Common stock, no par value, authorized 96,000; 50,447 and 50,272 issued and outstanding at March 31, 2024 and December 31, 2023, respectively	—	—
Additional paid in capital	69,616	66,933
Retained earnings	798,765	584,069
Accumulated other comprehensive income, net of taxes	3,262	1,668
Total shareholders’ equity	871,643	652,670
Total liabilities and shareholders’ equity	$1,445,922	$1,214,229

SHENANDOAH TELECOMMUNICATIONS COMPANY AND SUBSIDIARIES
UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)	Three Months Ended March 31,
	2024	2023
Cash flows from operating activities:
Net income	$214,696	$2,066
Income from discontinued operations, net of tax	218,786	1,325
(Loss) income from continuing operations	(4,090)	741
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	17,443	15,269
Stock-based compensation expense, net of amount capitalized	3,966	3,717
Deferred income taxes	(1,026)	2,083
Provision for credit losses	756	383
Other, net	(184)	214
Changes in assets and liabilities:
Accounts receivable	1,726	4,488
Current income taxes	—	24,676
Operating lease assets and liabilities, net	75	2
Other assets	(4,495)	(904)
Accounts payable	(38)	(837)
Other deferrals and accruals	(1,218)	(4,152)
Net cash provided by operating activities - continuing operations	12,915	45,680
Net cash provided by operating activities - discontinued operations	2,243	2,644
Net cash provided by operating activities	15,158	48,324

Cash flows from investing activities:
Capital expenditures	(70,053)	(67,468)
Government grants received	2,710	—
Proceeds from sale of assets and other	—	101
Net cash used in investing activities - continuing operations	(67,343)	(67,367)
Net cash provided by (used in) investing activities - discontinued operations	305,827	(203)
Net cash provided by (used in) investing activities	238,484	(67,570)

Cash flows from financing activities:
Principal payments on long-term debt	(1,312)	—
Proceeds from credit facility borrowings	—	25,000
Taxes paid for equity award issuances	(1,456)	(1,156)
Payments for financing arrangements and other	(394)	(263)
Net cash (used in) provided by financing activities - continuing operations	(3,162)	23,581
Net cash provided by financing activities - discontinued operations	—	—
Net cash (used in) provided by financing activities	(3,162)	23,581
Net increase in cash and cash equivalents	250,480	4,335
Cash and cash equivalents, beginning of period	139,255	44,061
Cash and cash equivalents, end of period	$389,735	$48,396

Supplemental Disclosures of Cash Flow Information
Interest paid	$5,262	$1,327
Income tax refunds received, net	$—	$25,030

Non-GAAP Financial Measures
Adjusted EBITDA and Adjusted EBITDA Margin

The Company defines Adjusted EBITDA as net (loss) income from continuing operations calculated in accordance with GAAP, adjusted for the impact of depreciation and amortization, impairment, other income (expense), net, interest income, interest expense, income tax expense (benefit), stock compensation expense, transaction costs related to acquisition and disposition events (including professional advisory fees, integration costs, and related compensatory matters), restructuring expense, tax on equity award vesting and exercise events, and other non-comparable items. A reconciliation of net (loss) income from continuing operations, which is the most directly comparable GAAP financial measure, to Adjusted EBITDA is provided below herein.

Adjusted EBITDA margin is the Company’s calculation of Adjusted EBITDA, divided by revenue calculated in accordance with GAAP.

The Company uses Adjusted EBITDA and Adjusted EBITDA margin as supplemental measures of performance to evaluate operating effectiveness and assess its ability to increase revenues while controlling expense growth and the scalability of the Company’s business growth strategy. Adjusted EBITDA is also a significant performance measure used by the Company in its incentive compensation programs. The Company believes that the exclusion of the expense and income items eliminated in calculating Adjusted EBITDA and Adjusted EBITDA margin provides management and investors a useful measure for period-to-period comparisons of the Company’s core operating results by excluding items that are not comparable across reporting periods or that do not otherwise relate to the Company’s ongoing operations. Accordingly, the Company believes that Adjusted EBITDA and Adjusted EBITDA margin provide useful information to investors and others in understanding and evaluating the Company’s operating results. However, use of Adjusted EBITDA and Adjusted EBITDA margin as analytical tools has limitations, and investors and others should not consider them in isolation or as substitutes for analysis of our financial results as reported under GAAP. In addition, other companies may calculate Adjusted EBITDA and Adjusted EBITDA margin or similarly titled measures differently, which may reduce their usefulness as comparative measures.

	Three Months Ended March 31,
(in thousands)	2024	2023
(Loss) income from continuing operations	$(4,090)	$741
Depreciation and amortization	17,443	15,269
Other expense (income), net	2,340	(1,117)
Income tax (benefit) expense	(1,026)	682
Stock-based compensation	3,966	3,717
Restructuring charges and other	618	131
Adjusted EBITDA	$19,251	$19,423

Adjusted EBITDA margin	28%	29%

Supplemental Information

Operating Statistics

	March 31, 2024	March 31, 2023
Homes and businesses passed (1)	476,081	377,348
Cable Markets	216,514	212,290
Glo Fiber Markets	259,567	165,058

Residential & Small and Medium Business ("SMB") Revenue Generating Units ("RGUs"):
Broadband Data	155,687	138,713
Cable Markets	108,958	109,920
Glo Fiber Markets	46,729	28,793
Video	40,148	45,660
Voice	40,734	40,135
Total Residential & SMB RGUs (excludes RLEC)	236,569	224,508

Residential & SMB Penetration (2)
Broadband Data	32.7%	36.8%
Cable Markets	50.3%	51.8%
Glo Fiber Markets	18.0%	17.4%
Video	8.4%	12.1%
Voice	8.9%	11.2%

Fiber route miles	10,132	8,663
Total fiber miles (3)	883,199	709,123

______________________________________________________
(1)   Homes and businesses are considered passed (“passings”) if we can connect them to our network without further extending the distribution system. Passings is an estimate based upon the best available information. Passings will vary among video, broadband data and voice services.
(2)   Penetration is calculated by dividing the number of users by the number of passings or available homes, as appropriate.
(3)   Total fiber miles are measured by taking the number of fiber strands in a cable and multiplying that number by the route distance. For example, a 10 mile route with 144 fiber strands would equal 1,440 fiber miles.

Residential and SMB ARPU
	Three Months Ended March 31,
	2024	2023
Residential and SMB Revenue:
Broadband Data	$38,581	$33,174
Cable Markets	27,798	27,273
Glo Fiber Markets	10,783	5,901
Video	14,394	14,645
Voice	3,023	3,030
Discounts, adjustments and other	490	910
Total Revenue	$56,488	$51,759

Average RGUs:
Broadband Data	153,418	136,271
Cable Markets	109,255	109,758
Glo Fiber Markets	44,163	26,513
Video	41,294	46,268
Voice	40,690	39,992

ARPU: (1)
Broadband Data	$83.83	$81.09
Cable Markets	$84.81	$82.83
Glo Fiber Markets	$81.39	$74.18
Video	$116.19	$105.51
Voice	$24.77	$25.25

______________________________________________________
(1)   Average Revenue Per RGU calculation = (Residential & SMB Revenue) / average RGUs / 3 months.